Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Trans-Lux Corporation (The Company) on Amendment No. 1 to Form S-1 (File No. 333-228695) of our report dated March 30, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Trans-Lux Corporation as of December 31, 2017 and 2016 and for the years then ended, appearing in the Annual Report on Form 10-K of Trans-Lux Corporation for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Hartford, Connecticut

January 9, 2019